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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 25, 2007

IXI Mobile, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-51259	20-2374143
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 Shoreway Road, Suite 380, Belmont, California	94002
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 551-0600

___________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 25, 2007, IXI Mobile, Inc. (the “Company”) announced that it had reached an agreement with Gemini Funds, Landa Ventures and SouthPoint Master Fund L.P., holders of the Company’s outstanding convertible debt, on the conversion of approximately $20.7 million principal amount of debt, or approximately 75% of the total outstanding convertible debt, into shares of the Company’s common stock at a conversion price of $3.60 per share and warrants to purchase shares of common stock at an exercise price of US$4.10, expiring five years from the date of grant. This conversion will result in the issuance of 5,752,222 shares of common stock and warrants to purchase 3,451,333 shares of common stock. The conversion of this debt is expected to reduce the Company’s cash interest payment by approximately $1.3 million until the stated maturity date, which is June 6, 2008.

The Company also announced that it has received and accepted binding subscriptions for a private placement of $5,122,800. Upon closing, the Company will issue 1,423,000 shares of common stock at a price of $3.60 per share. The investors will also be issued warrants to purchase an aggregate of 853,800 shares of common stock at an exercise price of $4.10, expiring five years from the date of grant. Total net proceeds to the Company in the private placement will be $4,866,660. The Company expects to close the private placement within one month.

The securities offered in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This Current Report does not constitute an offer of any securities to be sold in the private placement.

Item 3.02 Unregistered Sales of Equity Securities.

See Item 1.01, which is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

4.1	Form of Subscription Agreement

4.2	Form of Warrant issued in debt conversion and private placement

10.1	Letter Agreement for Conversion of Debt for Gemini Funds and Landa Ventures, dated October 25, 2007

10.2	Letter Agreement for Conversion of Debt for Southpoint Master Fund, dated October 25, 2007

99.1	Press release dated October 25, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 29, 2007

IXI MOBILE, INC.

By:	/s/ Lihi Segal
Name: Lihi Segal
Title: CFO